EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MELA SCIENCES, INC.

MELA Sciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY THAT:

FIRST: The Board of Directors (the “Board”) of MELA Sciences, Inc. (the “Corporation”) duly adopted the following resolution setting forth a proposed amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”) declaring such amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 3, 1997 and most recently amended and restated on April 30, 2010 and was amended pursuant to that certain Certificate of Amendment of Certificate of Incorporation originally filed with the Secretary of State of the State of Delaware on April 25, 2013 and that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Corporation originally filed with the Secretary of State of the State of Delaware on January 31, 2014. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article III of the Certificate of Incorporation shall be amended and restated to read in its entirety as set forth in Exhibit A hereto.

SECOND: Pursuant to a resolution adopted by the Board, the Corporation submitted the proposed amendment to the stockholders entitled to vote for approval in accordance with the DGCL, and the holders of a majority of the outstanding stock of the Corporation entitled to vote on the amendment voted in favor of the amendment.

THIRD: The amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 9th day of July, 2014.

MELA SCIENCES, INC.

By:	/s/ Robert W. Cook
Name:	Robert W. Cook
Title:	Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED

ARTICLE III

OF

THE FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MELA SCIENCES, INC.

The total number of shares of stock that the Corporation shall have authority to issue is 60,000,000, consisting of 50,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.10 par value per share.

Each ten shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be combined and converted into one share of the Corporation’s Common Stock, par value $0.001 per share. Each fractional share resulting from such conversion shall be rounded up to the nearest whole number.

The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as to the relative preferences, powers, qualifications, rights and privileges that may be determined by the Board of Directors of the Corporation as described below, all shares of Preferred Stock shall be identical. Except as and to the extent otherwise specified herein, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by class.

The Board of Directors of the Corporation is expressly authorized by a vote of all of the members of the Board of Directors then in office, subject to the limitations prescribed by law and the provisions of this Fifth Amended and Restated Certificate of Incorporation, as amended from time to time, to provide by adopting a vote or votes, a certificate of which shall be filed in accordance with the DGCL, for the issue of the Preferred Stock in one or more classes or series, each with the designations, rights and privileges that shall be stated in the vote or votes creating such classes or series. The authority of the Board of Directors of the Corporation with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

(a) The distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) The rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

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(c) The right, if any, of the Corporation to redeem shares of the particular class or series and, if redeemable, the price, terms and manner of such redemption;

(d) The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) The terms and conditions, if any, upon shares of such class or series shall be convertible into, or exchangeable for, shares of stock, or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) The obligation, if any, of the Corporation to retire or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) The voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any such class or series;

(h) The limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) Any other preferences, powers, qualifications, special or relative rights and privileges thereof that the Board of Directors of the Corporation may deem advisable and that are not inconsistent with law and the provisions of this Fifth Amended and Restated Certificate of Incorporation, as amended.

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